EXHIBIT 99.1

Camden Property Trust Announces Reduced Development Activity and Related Charges to Earnings

Houston, TEXAS (January 26, 2009)-Camden Property Trust (NYSE:CPT) announced today a reduction in the number of planned development projects it will undertake, a reduction in its construction and development staff and the charges related to these actions. These decisions were the result of Camden’s quarterly strategic review taking into consideration the current and anticipated economic climate.

The Company will recognize in the fourth quarter of 2008 a non-cash charge of approximately $51.3 million. The charge reflects a $48.6 million impairment in the carrying value of land holdings for five future projects the Company no longer plans to develop, a $1.6 million charge for a land parcel held for investment, and a $1.1 million charge associated with abandoning a potential joint venture development project. The impairment charge reflects the difference between each parcel’s or investment’s estimated fair value and its current book value. Camden will cease capitalizing interest and expenses associated with these assets.

As a result of the planned reduction in development activity, the Company expects to incur a cash charge of approximately $1 million for severance costs during the first quarter of 2009. In January 2009, Camden eliminated additional construction and development employee positions. This action, combined with other workforce reductions in the fourth quarter of 2008, reduced the overall number of employees at Camden by approximately 3% and the number of development personnel by 50%.

Camden currently has 12 wholly-owned land parcels held for future development with a total cost basis of approximately $184 million which are not affected by these actions. The Company does not anticipate starting any new development during the first half of 2009, and future development starts will be evaluated based on the Company’s then current assessment of economic and capital markets conditions.

Camden plans to complete construction on one wholly-owned apartment community and four joint venture apartment communities currently under construction. Amounts remaining to fund current construction activities are expected to total $63 million. Camden anticipates funding $6 million of these costs through its unsecured credit facility and the remaining $57 million from existing joint venture construction loans.

“Several of Camden’s markets began to experience signs of stress in mid-2007 from job losses related to dislocation in the housing industry. As a result, we have been and remain cautious regarding new development starts. Other than through our joint ventures, we did not initiate any development starts in 2008, leaving us with very little remaining to fund on our current development pipeline. We believe we have adequate liquidity to fund our remaining construction obligations and meet our near-term debt maturities,” said Richard J. Campo, Camden’s Chairman and Chief Executive Officer.

In addition to historical information, this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which Camden operates, management’s beliefs, and assumptions made by management. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties which are difficult to predict.

Camden Property Trust, an S&P 400 Company, is a real estate company engaged in the ownership, development, acquisition, management and disposition of multifamily apartment communities. Camden owns interests in and operates 181 properties containing 62,903 apartment homes across the United States. Upon completion of five properties under development, the Company’s portfolio will increase to 64,329 apartment homes in 186 properties. Camden was recently named by FORTUNE® Magazine for the second consecutive year as one of the “100 Best Companies to Work For” in America, placing 41st on the list.

For additional information, please contact Camden’s Investor Relations Department at (800) 922-6336 or (713) 354-2787 or access our website at camdenliving.com.